Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

KVH Industries Contact:	Pat Spratt, Chief Financial Officer
401-847-3327

Investor Relations Contact:	Eric Boyriven, Financial Dynamics
212-850-5600

KVH Announces Results for Fourth Quarter

•	Quarterly Revenue of $16.0 Million, Profit of $0.02 Per Share

•	Annual Revenue of $62.3 Million, Up 10% from Prior Year

MIDDLETOWN, RI – February 16, 2005 – KVH Industries, Inc., (Nasdaq: KVHI), a leading provider of mobile satellite communications products and defense-related navigation and guidance systems, today reported its results for the fourth quarter and fiscal year ended December 31, 2004. Revenue for the fourth quarter was $16.0 million, up 2% from $15.7 million for the fourth quarter ended December 31, 2003. Net income for the period was $0.3 million, or $0.02 per share compared to a net loss of ($1.6) million, or ($0.14) per share, during the same period last year. The company’s quarterly net income includes the beneficial impact of a favorable $0.8 million net deferred tax asset revaluation.

For the fiscal year ended December 31, 2004, revenue increased 10% to $62.3 million versus $56.7 million for the fiscal year ended December 31, 2003. KVH reported a net loss of ($6.1) million, or ($0.44) per share, for the fiscal year ended December 31, 2004, compared to a net loss of ($1.5) million, or ($0.13) per share, in the prior year.

“We were extremely pleased with our results for the fourth quarter as we increased our revenues and generated a very positive improvement in operating margin both sequentially and year over year,” said Martin Kits van Heyningen, KVH’s president and chief executive officer.

Fourth quarter sales of the company’s mobile satellite communications products increased compared to the third quarter of 2004 but were down 10% versus the fourth quarter of last year. For the year as a whole, satellite revenues were up 24% compared to fiscal year 2003.

“The year-long trend of strong marine sales in both North America and Europe continued in the fourth quarter,” said Mr. Kits van Heyningen. “This growth was offset by a year-over-year decline in our land mobile sales, though sales to the RV and automotive markets were up sequentially compared to the third quarter of 2004. We continue to see sequential growth in the TracVision® A5 following our decision to lower the retail price in mid-2004. We have also seen encouraging signs concerning the pace of development for the OEM market opportunity for TracVision A5. For example, General Motors featured our TracVision A5 in its booth at the Specialty Equipment Market Association trade show in November 2004, and Cadillac presented the TracVision A5 to its premier dealers during its recent Super Bowl festivities.”

KVH’s defense-related sales improved again during the fourth quarter. Fourth quarter sales of KVH’s combined TACNAV® military navigation systems and fiber optic gyro solutions were up on a year-over-year and sequential basis by 36% and 48%, respectively. For the year as a whole, defense revenues declined 20% compared to fiscal year 2003.

“While our defense revenue for the whole year was down from 2003, we saw encouraging signs that our defense business was beginning to recover during the second half of 2004,” Mr. Kits van Heyningen continued. “In recent months, we’ve received more than $4.5 million in new contracts from both U.S. and international customers for our TACNAV navigation systems as well as our fiber optic products. These orders are contributing to our backlog for 2005, a foundation that we anticipate will help our military products to make a more predictable contribution to our overall revenue and profits in the future.”

Commenting on the company’s financial results, Pat Spratt, chief financial officer, said, “Our aggressive efforts to improve operational efficiency and cost controls continue to show meaningful benefit. For the fourth quarter of 2004, we improved our operating margin by 6 percentage points or $0.9 million compared to one year ago and by 8 points or more than $1.0 million compared to the third quarter of 2004. We also saw the benefit of the deferred tax asset revaluation that was the result of the appreciation of our Rhode Island headquarters building that supports the future realization of a portion of our deferred tax assets. Our asset management remained strong, with days sales outstanding at 54, up three days sequentially but down 11 days from the prior year. Inventory declined $1.2 million sequentially, and our inventory turns are trending up.”

“We began 2005 with a good backlog of military orders. I expect that our marine satellite communications products will continue to perform well and that our RV sales will strengthen as the year progresses,” concluded Mr. Kits van Heyningen. “We are also aggressively pursuing new initiatives for the TracVision A5, including expanding our aftermarket network, working towards potential sales through one or more OEMs, and building on our relationship with DIRECTV. Our ability to capitalize on these opportunities will help us achieve our goals of improving profitability for the year and growing annual revenue in the 10 to 20 percent range.”

Recent Highlights:

•	Over the course of the fourth quarter and January 2005, KVH received orders valued at more than $4.5 million for its TACNAV military navigation systems and its fiber optic products. These orders were placed by a variety of U.S. and foreign military customers.

•	February 3, 2005 – KVH announced Cadillac was presenting a TracVision A5-equipped Cadillac Escalade ESV Platinum Edition sport utility vehicle to more than 350 of its top dealers during press events and festivities in Jacksonville, Florida, prior to the Super Bowl.

•	January 3, 2005 – KVH received the first-ever Frost & Sullivan Award for Market Leadership in the North American automotive satellite television market.

•	December 13, 2004 – KVH announced that Sherrod Vans, a high-end van converter, had selected the TracVision A5 as an option for its new vehicles.

•	November 8, 2004 – General Motors awarded KVH the 2004 “Most Innovative Product Award” for KVH’s TracVision A5 low-profile satellite TV antenna during the 2004 Specialty Equipment Manufacturer’s Association (SEMA) annual convention in Las Vegas, Nevada. The TracVision A5 was also on display during the SEMA Convention on a GMC Yukon XL Denali Limited Edition show vehicle in the General Motors booth.

•	November 11, 2004 – KVH announced that Prestige Products Corporation, one of the country’s leading automotive expeditors, had started offering the TracVision A5 to more than 600 new car dealerships in 14 western states.

•	October 27, 2004 – KVH TracVision 4 and Tracphone® 252 won the “Best Satellite Television System” and “Best Satellite Communications Product” awards respectively from the National Marine Electronics Association (NMEA). This is the seventh consecutive year that KVH TracVision and Tracphone products have received these honors.

KVH is webcasting its fourth quarter conference call live at 10:30 a.m. Eastern Time today through the company’s web site. The conference call can be accessed at http://www.kvh.com/InvRelations. The audio archive also will be available on the company web site within three hours of the completion of the call.

KVH Industries, Inc., designs and manufactures products that enable mobile communication, navigation, and precision pointing through the use of its proprietary mobile satellite antenna and fiber optic technologies. The company is developing next-generation systems with greater precision, durability, and versatility for communications, navigation, and industrial applications. An ISO 9001-certified company, KVH has headquarters in Middletown, Rhode Island, with a fiber optic and military navigation product manufacturing facility in Tinley Park, Illinois, and a European sales, marketing, and support office in Kokkedal, Denmark.

KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net sales	$16,011	$15,655	$62,303	$56,672
Cost of goods sold	9,890	11,115	39,934	33,795
TracVision A5 inventory and firm purchase commitment revaluation charge	(55)	—	2,358	—

Gross Profit	6,176	4,540	20,011	22,877

Operating expenses:
Research and development	1,361	2,013	6,337	8,578
Sales and marketing	4,287	3,051	15,907	11,201
General and administrative	1,317	1,129	5,166	4,597

Operating loss	(789)	(1,653)	(7,399)	(1,499)
Other income (expense), net	239	(60)	506	(243)
Income tax benefit	819	88	746	272

Net earnings (loss)	$269	$(1,625)	$(6,147)	$(1,470)

Net earnings (loss) per common share
Basic and diluted	$0.02	$(0.14)	$(0.44)	$(0.13)

Weighted average common shares outstanding
Basic	14,468	11,555	14,109	11,403

Diluted	14,599	11,555	14,109	11,403

KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, unaudited)

	December 31, 2004	December 31, 2003
ASSETS
Cash, cash equivalents and marketable securities	$45,728	$2,849
Accounts receivable, net	9,577	11,353
Inventories	7,251	6,298
Property and equipment, net	8,218	8,723
Deferred income taxes	3,659	2,888
All other assets	1,481	1,960

Total assets	$75,914	$34,071

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$5,678	$6,124
Debt obligations	2,504	2,614
Stockholders’ equity	67,732	25,333

Total liabilities and stockholders’ equity	$75,914	$34,071

This press release contains forward-looking statements that involve risks and uncertainties. For example, these forward-looking statements include statements regarding the company’s anticipated financial results for the preceding fiscal year, financial and product development goals for 2005, anticipated improvements in profitability, anticipated orders for our satellite communication and military products, anticipated improvements in our product margins, our competitive position, and revenue growth. The actual results realized by the company could differ materially from the statements made herein. Factors that might cause such differences include, but are not limited to: the unpredictability of the new and emerging market for mobile satellite communications products in automobiles; failure to develop and market products suitable for automotive manufacturer use; failure to gain the acceptance of or orders from automotive manufacturers for the TracVision A5; widespread consumer demand for satellite TV service in cars fails to develop; anticipated increases in competition against the TracVision A5 and our other products; potential difficulties in achieving additional significant cost reductions for the TracVision A5; the unpredictability of purchasing schedules and priorities of the relatively small number of customers for our defense products; the significant financial impact of delays in the placement of orders for our defense products; reductions in our overall gross margins associated with a general shift in product mix toward our mobile satellite communications products; weather conditions that could disrupt regional sales efforts; the failure to develop and successfully market FOGs for commercial applications; our dependence on single production lines for our products; our dependence on sole or limited source suppliers; the need to maintain and expand our distribution network; our dependence on third-party satellite networks for programming and satellite services; the potential failure to develop and market new products successfully; challenges in managing anticipated growth; unforeseen changes in competing technologies and products; worldwide economic variances; poor or delayed research and development results; our dependence on our key executive officers and employees; currency fluctuations, export restrictions and other international risks; potential product liability claims; changing accounting principles; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; the potential need for additional financing; and expenses associated with new corporate governance requirements. These and other factors are discussed in more detail in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2004. Copies are available through the company’s Investor Relations department and web site, www.kvh.com. KVH assumes no obligation to update its forward-looking statements to reflect new information and developments.

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